Exhibit 99.1

WPH SALEM, LLC

COMBINED FINANCIAL STATEMENTS

AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2017

TABLE OF CONTENTS

Page No.

INDEPENDENT AUDITOR’S REPORT	1-2

COMBINED FINANCIAL STATEMENTS

Combined Balance Sheets	3 - 4

Combined Statements of Operations and Member’s Equity	5

Combined Statements of Cash Flows	6

Notes to the Combined Financial Statements	7 - 13

SUPPLEMENTARY INFORMATION

Schedule I – Combining Balance Sheets	14 - 16

Schedule II – Combining Statements of Operations and Member’s Equity	17 - 18

 10500 Little Patuxent Parkway

Suite 770

Columbia, Maryland 21044

(410) 884-0220

(301) 596-5451

Fax: (301) 596-5471

Independent Auditor’s Report

To the Management of

WPH Salem, LLC

Hickory, NC

We have audited the accompanying combined financial statements of WPH Salem, LLC (a Delaware corporation), which comprise the combined balance sheet as of December 31, 2017 and the related combined statements of operations and member’s equity, and cash flows for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined financial statements that are free from material misstatement whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Members Of The American Institute Of Certified Public Accountants

Columbia, MD              Largo, MD              Washington, D.C.

WPH Salem, LLC

Independent Auditor’s Report

Opinion

In our opinion, the combined 2017 financial statements referred to above present fairly, in all material respects, the financial position of WPH Salem, LLC as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Prior Period Financial Statements

The combined financial statements of WPH Salem, LLC as of December 31, 2016, were audited by other auditors whose report dated March 8, 2017, expressed an unmodified opinion on those statements.

As part of our audit of the 2017 combined financial statements, we also audited the adjustments described in Note G that were applied to restate the 2016 combined financial statements. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2016 combined financial statements of WPH Salem, LLC other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2016 combined financial statements as a whole.

Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the combined financial statements as a whole. The combining information presented in Schedules I and II is presented for purposes of additional analysis of the combined financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies, and it is not a required part of the combined financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the combined financial statements. The combining information has been subjected to the auditing procedures applied in the audit of the combined financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the combined financial statements or to the combined financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the combining information is fairly stated in all material respects in relation to the combined financial statements as a whole.

Columbia, Maryland

March 1, 2018

WPH SALEM, LLC

COMBINED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

	2017	2016 (Restated)
ASSETS
CURRENT ASSETS
Cash	$202,962	$55,190
Resident trust fund cash, restricted	96,957	76,275
Tenant receivables, net	419,328	1,024,270
Due from affiliates	-	41,309
Accounts receivable, other	1,941	134,211
Escrow deposits	753,468	630,412
Inventory	7,662	7,014
Prepaid expenses	124,264	134,672
Other current assets	139	-
Total Current Assets	1,606,721	2,103,353

PROPERTY AND EQUIPMENT, NET	803,319	808,417

OTHER ASSETS
Security deposits	722,218	722,218

TOTAL ASSETS	$3,132,258	$3,633,988

The accompanying notes are an integral part of these combined financial statements.

WPH SALEM, LLC

 COMBINED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

(continued)

		2016
	2017	(Restated)

LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
Cash overdraft	$80,204	$-
Accounts payable	1,155,861	1,543,404
Accrued expenses	408,871	337,912
Resident trust funds payable	96,957	76,275
Deferred revenue	112,411	204,075
Total Current Liabilities	1,854,304	2,161,666

LONG-TERM LIABILITIES
Deferred rent	1,741,863	1,414,563
Total Liabilities	3,596,167	3,576,229

MEMBER'S EQUITY (DEFICIT)
Member's equity (deficit)	(463,909)	57,759

TOTAL LIABILITIES AND MEMBER'S EQUITY	$3,132,258	$3,633,988

The accompanying notes are an integral part of these combined financial statements.

WPH SALEM, LLC

COMBINED STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY

YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016 (Restated)
REVENUE
Assisted living revenue, net of contractual allowances	$9,969,868	$9,759,618
Other income	139,061	42,154
Total Revenue	10,108,929	9,801,772

OPERATING EXPENSES
Salaries	3,218,187	3,223,200
Payroll taxes	291,453	308,361
Employee benefits	214,058	274,945
Food costs	548,446	591,655
Utilities	545,173	556,356
Supplies	182,989	173,935
Repairs and maintenance	162,709	158,041
Insurance	204,193	199,247
Property taxes	294,618	338,112
Professional/consulting fees	371,850	395,421
General and administrative expenses	279,122	337,156
Bad debt expense	905,369	385,081
Advertising and marketing	51,937	35,223
Travel and entertainment	28,979	23,694
Management service fee	501,729	496,091
Total Operating Expenses	7,800,812	7,496,518

CAPITAL RELATED EXPENSES
Depreciation and amortization	155,065	148,908
Rent	3,373,748	3,373,747
Total Capital Related Expenses	3,528,813	3,522,655

NET LOSS	(1,220,696)	(1,217,401)

MEMBER'S EQUITY, beginning of year	57,759	2,404,476
Prior period adjustment	-	(1,024,181)
MEMBER'S EQUITY, beginning of year (restated)	57,759	1,380,295

Contributions from members	1,396,268	-
Distributions to members	(697,240)	(105,135)

MEMBER'S EQUITY, end of year	$(463,909)	$57,759

The accompanying notes are an integral part of these combined financial statements.

WPH SALEM, LLC

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016 (Restated)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,220,696)	$(1,217,401)
Adjustments to reconcile change in net loss to change in net cash used for operating activities:
Depreciation and amortization	155,065	148,908
Provision for bad debts	905,369	32,779
Decrease (increase) in assets:
Resident trust fund cash, restricted	(20,682)	(7,787)
Tenant receivables	(300,427)	(240,737)
Due from affiliates	41,309	(6,023)
Accounts receivable, other	132,270	(73,455)
Escrow deposits	(123,056)	(55,628)
Inventory	(648)	5,570
Prepaid expenses	10,408	24,978
Other current assets	(139)	-
Increase (decrease) in liabilities:
Cash overdraft	80,204	-
Accounts payable	(387,543)	823,262
Accrued expenses	70,959	108,877
Resident trust fund payable	20,682	7,787
Deferred revenue	(91,664)	51,291
Deferred rent	327,300	390,382
Net Cash Used for Operating Activities	(401,289)	(7,197)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(149,967)	(48,338)
Net Cash Used for Investing Activities	(149,967)	(48,338)

CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from members	1,396,268	-
Distributions to members	(697,240)	(105,135)
Net Cash Provided by (Used for) Financing Activities	699,028	(105,135)

NET INCREASE (DECREASE) IN CASH	147,772	(160,670)

CASH, beginning of year	55,190	215,860

CASH, end of year	$202,962	$55,190

The accompanying notes are an integral part of these combined financial statements.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE A – NATURE OF THE ORGANIZATION

WPH Salem, LLC (the “Company”) is an LLC taxed as a partnership organized under the laws of the State of Delaware. The Company operates a group of five assisted living facilities (“OPCOs”) operating out of Hickory, North Carolina and Aledo, Illinois. Three of the OPCOs (Hamlet AL Holdings LLC, Carteret-Newport AL Holdings LLC, and Shelby AL Holdings LLC) are single-member LLCs organized under the laws of the State of North Carolina. Two of the OPCOs (MW Aledo Operating LLC and Danby House LLC) are single-member LLCs organized under the laws of the State of Delaware. Four of the OPCOS operate in North Carolina. Aledo operates in Illinois. The Company primarily serves elderly Medicaid residents who need assistance with basic living activities.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination

The combined financial statements include the accounts of the five OPCOs which operate under one master lease. All significant intercompany accounts and transactions between the OPCOs have been eliminated in combination.

Basis of Accounting

The combined financial statements were prepared using the accrual basis of accounting. Therefore, revenue and related assets are recognized when earned and expenses and related liabilities are recognized as the obligations are incurred.

Assisted Living Revenue and Tenant Receivables

Tenant receivables are reported at estimated net realizable amounts from tenants. Tenant receivables from Medicaid are carried at a net amount determined by the original charge for the service provided, less an estimate made for contractual adjustments provided to Medicaid. Tenant receivables are reduced by an allowance for doubtful accounts, which is determined by identifying troubled accounts and by historical experience. The Company generally does not charge interest on past due accounts. Tenant receivables are written off against the allowance for doubtful accounts when deemed uncollectible. The allowance for doubtful accounts was $861,496 and $73,807 as of December 31, 2017 and 2016, respectively.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(continued)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Assisted Living Revenue and Tenant Receivables (continued)

The Company has agreements with Medicaid that provide for payments to the OPCOs at amounts different from its established rates. Payment arrangements include predetermined fee schedules and discount charges. Contractual adjustments under the Medicaid third-party reimbursement agreements represent the different between the Company’s billings at the established rates and the amounts reimbursed by Medicaid. Contractual allowances and discounts are deducted from assisted living revenue. Assisted living revenue is therefore reported at the estimated net realizable amount from tenants and Medicaid for services rendered, including retroactive adjustments under reimbursement agreements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Resident Trust Fund Cash, Restricted

The Company holds resident personal funds on behalf of the residents. A corresponding Resident Trust Funds Payable is established with respect to these balances.

Escrow Deposits

Under the provisions of the Master Lease Agreement, refundable escrow deposits for capital expenditures, property insurance, and property taxes are required for each of the OPCOs to secure full, faithful, and punctual performance of the lessees. These deposits are due and payable in arrears.

Inventory

Inventory consists of food for residents and is stated at the lower of cost or market.

Security Deposits

Security deposits consist of funds held by the landlord in accordance with the Master Lease Agreement for capital reserve funds and utility deposits held by the related utility company.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(continued)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are stated at cost. Purchases and improvements greater than $500 and a useful life of one year are charged to the property accounts, while maintenance and repairs, which do not improve or extend life of the respective assets, are expensed as incurred. Depreciation is provided using the straight-line method over estimated useful lives of the assets, ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the useful life of the asset or lease term, whichever is less. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in operations.

Whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recovered, management, using its best estimates and projections, reviews for impairment the carrying value of long-lived identifiable assets to be held and used in the future. Any impairment losses identified are recognized when determined.

Deferred Rent

The Company records rent expense including incentives on a straight-line basis over the terms of its leases. Deferred rental liability is recorded as the difference in rent expense recognized on a straight-line basis and cash payments.

Advertising

Advertising costs are expensed as incurred. Advertising expense totaled $51,937 and $35,223 for the years ended December 31, 2017 and 2016, respectively.

Income Taxes

The Company and all related OPCOs included in these combined financial statements are single member limited liability companies whereby all of the elements of income and deductions are included in the tax returns of their member. Therefore, no income tax provision or liability for federal and state purposes related to the entities are recorded in these combined financial statements.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(continued)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes (continued)

The Company has adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, with no cumulative effect adjustment required. The Company believes that its income tax filing positions and deductions will be sustained upon examination, and accordingly, has not recorded any reserves, or related accruals for interest and penalties as of December 31, 2017 or 2016, for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The Company has adopted a policy under which, if required to be recognized in the future, it will classify interest related to the underpayment of income taxes as a component of interest expense, and will classify any related penalties under general and administrative expenses in the combined statement of income.

With few exceptions, the Company is no longer subject to U.S. federal, state, and local income tax examinations by tax authorities for tax returns filed for years beginning before January 1, 2014.

Reclassifications

Certain amounts in the 2016 financial statements have been reclassified to conform to the 2017 presentation.

NOTE C – PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31:

	2017	2016
Furniture, fixtures, and equipment	$194,505	$192,315
Other equipment	161,395	116,048
Leasehold improvements	1,064,196	961,766
	1,420,096	1,270,129
Less: accumulated depreciation and amortization	(616,777)	(461,712)
Property and Equipment, Net	$803,319	$808,417

Depreciation and amortization expense for the years ended December 31, 2017 and 2016 totaled $155,065 and $148,908, respectively.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(continued)

NOTE D – LEASE OBLIGATIONS

The Company leases facilities under various lease agreements with unrelated third-party landlords. These non-cancellable lease agreements have terms extending through December 31, 2030. The leases are structured as triple net leases whereby the individual OPCOs are required to pay all executory costs, including taxes, insurance, utilities and maintenance.

The following is a schedule of the future minimum lease payments at December 31, 2017:

Year ending December 31,	Amount
2018	$3,110,871
2019	3,176,659
2020	3,243,852
2021	3,312,459
2022	3,382,527
Thereafter	27,441,402
$43,667,770

Rent expense for the years ended December 31, 2017 and 2016 totaled $3,373,748 and $3,373,747 respectively.

NOTE E – CONCENTRATION OF RISK

Cash

The Company places its cash and temporary cash investments with high credit quality institutions. The Company, at times, could have deposits in excess of federally insured limits. Management does not believe the Company is exposed to any risk, which might affect the financial position of the Company.

Medicaid

The Company provides services to residents of North Carolina who are Medicaid recipients. Accordingly, the company is subject to a concentration of revenue risks related to the North Carolina Medicaid Program. Revenue received under the North Carolina Medicaid Program is subject to audit and retroactive adjustment by the fiscal intermediary. The Company provides estimates for potential adjustments by the fiscal intermediary which may or may not occur in future years. Adjustments that significantly differ from the applicable estimates are reflected as an increase or decrease in resident services revenue in the year the adjustments are finalized.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(continued)

NOTE E – CONCENTRATION OF RISK (continued)

The Company derived approximately 54% and 53% of its revenues from Medicaid for the years ended December 31, 2017 and 2016, respectively. Approximately 74% and 59% of gross tenant receivables at December 31, 2017 and 2016, respectively, are due from Medicaid. Management does not believe there are significant credit risks associated with amounts due from Medicaid.

NOTE F – RELATED PARTY TRANSACTIONS

The Company has management agreements with related parties with common ownership to operate the OPCOs. Management fees expensed under these agreements totaled $501,729 and $496,091 for the years ended December 31, 2017 and 2016, respectively.

The Company purchases medical supplies from a vendor in which an executive of one of the aforementioned management companies is a principal. For the years ended December 31, 2017 and 2016, the Company purchased medical supplies totaling approximately $27,053 and $25,400, respectively. As of December 31, 2017 and 2016, the Company had outstanding accounts payable due to the related party of approximately $26,762 and $11,800, respectively.

NOTE G - PRIOR PERIOD ADJUSTMENT

The Company discovered that previously issued financial statements included certain errors related to the fact that it had not previously recognized rental expense on a straight line basis in accordance with Financial Accounting Standards Board Accounting Standards Codification 842: Leases. The errors in accounting required restatements of the 2016 combined financial statements.

As a result of this adjustment, members equity as of December 31, 2015 was reduced by $1,024,181. In addition, deferred rent liability as of December 31, 2016 was increased by $1,414,563. Also as a result of this adjustment, rent expense for the year ended December 31, 2016 was increased by $458,573, resulting in a corresponding decrease in members equity as of December 31, 2016.

NOTE H – PROFESSIONAL LIABILITY INSURANCE

The Company maintains claims-made basis professional liability insurance with a per-claim limit of $1,000,000 and aggregate annual limit of $3,000,000 with a commercial carrier. The Company is liable for a deductible up to $25,000 for each claim.

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(continued)

NOTE I – SUBSEQUENT EVENTS

In preparing these combined financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 1, 2018, the date the combined financial statements were available to be issued. There were no additional events or transactions that were discovered during the evaluation that required further recognition or disclosure.

SUPPLEMENTARY INFORMATION

WPH SALEM, LLC

SCHEDULE I - COMBINING BALANCE SHEETS

DECEMBER 31, 2017

	Carteret	Hamlet	Shelby	Aledo	Danby	Eliminations	Combined

ASSETS

CURRENT ASSETS

Cash	$10,913	$-	$-	$192,049	$-	$-	$202,962
Resident trust fund cash, restricted	6,186	9,902	26,820	-	54,049	-	96,957
Tenant receivables, net	3,502	78,265	108,270	66,252	163,039	-	419,328
Accounts receivable, other	-	5	-	-	1,936	-	1,941
Escrow deposits	124,218	150,178	68,708	158,083	252,281	-	753,468
Inventory	1,875	1,344	1,840	-	2,603	-	7,662
Prepaid expenses	30,037	21,898	45,367	6,573	20,389	-	124,264
Other current assets	139	-	-	-	-	-	139
Total Current Assets	176,870	261,592	251,005	422,957	494,297	-	1,606,721

PROPERTY AND EQUIPMENT, NET	208,704	99,127	304,323	55,780	135,385	-	803,319

OTHER ASSETS
Security deposits	102,387	139,706	95,625	166,250	218,250	-	722,218

TOTAL ASSETS	$487,961	$500,425	$650,953	$644,987	$847,932	$-	$3,132,258

LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
Cash overdraft	$-	$38,158	$20,536	$-	$21,510	$-	$80,204
Accounts payable	247,894	257,171	323,531	32,962	294,303	-	1,155,861
Accrued expenses	75,336	39,194	48,311	139,224	106,806	-	408,871
Resident trust funds payable	6,186	9,902	26,820	-	54,049	-	96,957
Deferred revenue	24,470	4,814	4,917	61,342	16,868	-	112,411
Total Current Liabilities	353,886	349,239	424,115	233,528	493,536	-	1,854,304

LONG-TERM LIABILITIES
Deferred rent	230,637	349,113	241,692	487,790	432,631		1,741,863
Total Liabilities	584,523	698,352	665,807	721,318	926,167	-	3,596,167

MEMBER'S EQUITY
Member's equity (deficit)	(96,562)	(197,927)	(14,854)	(76,331)	(78,235)	-	(463,909)

TOTAL LIABILITIES AND MEMBER'S EQUITY	$487,961	$500,425	$650,953	$644,987	$847,932	$-	$3,132,258

WPH SALEM, LLC

SCHEDULE I - COMBINING BALANCE SHEETS

DECEMBER 31, 2016 (RESTATED)

	Carteret	Hamlet	Shelby	Aledo	Danby	Eliminations	Combined

ASSETS

Cash	$11,089	$518	$895	$38,621	$4,067	$-	$55,190
Resident trust fund cash, restricted	9,345	24,046	10,834	-	32,050	-	76,275
Tenant receivables, net	45,051	111,269	77,969	436,027	353,954	-	1,024,270
Due from affiliates	295,537	-	267,888	40,000	1,309	(563,425)	41,309
Accounts receivable, other	103,460	-	-	21,986	8,765	-	134,211
Escrow deposits	99,355	138,323	62,766	137,486	192,482	-	630,412
Inventory	1,873	1,720	1,322	-	2,099	-	7,014
Prepaid expenses	29,581	16,238	27,804	45,384	15,665	-	134,672
Total Current Assets	595,291	292,114	449,478	719,504	610,391	(563,425)	2,103,353

PROPERTY AND EQUIPMENT, NET	247,408	100,437	311,765	47,860	100,947	-	808,417

OTHER ASSETS
Security deposits	102,387	139,706	95,625	166,250	218,250	-	722,218

TOTAL ASSETS	$945,086	$532,257	$856,868	$933,614	$929,588	$(563,425)	$3,633,988

LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
Accounts payable	$318,040	$423,592	$333,318	$57,143	$411,311	$-	$1,543,404
Due to affiliates	-	478,094	85,331	-	-	(563,425)	-
Accrued expenses	57,104	24,389	34,581	164,473	57,365	-	337,912
Resident trust funds payable	9,345	24,046	10,834	-	32,050	-	76,275
Deferred revenue	82,772	9,643	6,699	66,067	38,894	-	204,075
Total Current Liabilities	467,261	959,764	470,763	287,683	539,620	(563,425)	2,161,666

LONG-TERM LIABILITIES
Deferred rent	188,357	285,114	197,385	422,061	321,646	-	1,414,563
Total Liabilities	655,618	1,244,878	668,148	709,744	861,266	(563,425)	3,576,229

MEMBER'S EQUITY
Member's equity (deficit)	289,468	(712,621)	188,720	223,870	68,322	-	57,759

TOTAL LIABILITIES AND MEMBER'S EQUITY	$945,086	$532,257	$856,868	$933,614	$929,588	$(563,425)	$3,633,988

WPH SALEM, LLC

SCHEDULE II - COMBINING STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY

YEAR ENDED DECEMBER 31, 2017

	Carteret	Hamlet	Shelby	Aledo	Danby	Combined

REVENUE
Assisted living revenue, net of contractual allowances	$1,633,527	$1,325,960	$1,648,340	$2,374,744	$2,987,297	$9,969,868
Other income	13,064	7,854	76,765	20,893	20,485	139,061
Total Revenue	1,646,591	1,333,814	1,725,105	2,395,637	3,007,782	10,108,929

OPERATING EXPENSES
Salaries	551,119	421,967	605,329	585,269	1,054,503	3,218,187
Payroll taxes	49,473	38,372	54,773	49,749	99,086	291,453
Employee benefits	22,913	18,572	31,504	88,433	52,636	214,058
Food costs	106,155	87,551	92,184	121,840	140,716	548,446
Utilities	117,115	98,740	105,354	122,244	101,720	545,173
Supplies	31,799	28,394	40,976	32,352	49,468	182,989
Repairs and maintenance	27,738	32,231	40,938	28,897	32,905	162,709
Insurance	47,061	25,281	41,455	41,790	48,606	204,193
Property taxes	31,567	39,037	23,738	123,032	77,244	294,618
Professional/consulting fees	59,634	81,726	105,095	32,240	93,155	371,850
General and administrative expenses	57,819	35,168	62,131	47,576	76,428	279,122
Bad debt expense	16,466	90,407	44,572	482,494	271,430	905,369
Advertising and marketing	12,793	3,115	5,043	26,369	4,617	51,937
Travel and entertainment	3,728	5,377	1,475	14,900	3,499	28,979
Management service fee	81,326	68,662	83,781	116,614	151,346	501,729
Total Operating Expenses	1,216,706	1,074,600	1,338,348	1,913,799	2,257,359	7,800,812

CAPITAL RELATED EXPENSES
Depreciation and amortization	45,169	21,041	49,559	17,521	21,775	155,065
Rent	434,675	657,965	455,511	764,518	1,061,079	3,373,748
Total Capital Related Expenses	479,844	679,006	505,070	782,039	1,082,854	3,528,813

NET INCOME (LOSS)	(49,959)	(419,792)	(118,313)	(300,201)	(332,431)	(1,220,696)

MEMBER'S EQUITY, beginning of year	289,468	(712,621)	188,720	223,870	68,322	57,759
Contributions from member	63,180	949,286	32,986	-	350,816	1,396,268
Distributions to member	(399,251)	(14,800)	(118,247)	-	(164,942)	(697,240)

MEMBER'S EQUITY (DEFICIT), end of year	$(96,562)	$(197,927)	$(14,854)	$(76,331)	$(78,235)	$(463,909)

WPH SALEM, LLC

SCHEDULE II - COMBINING STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY (DEFICIT)

YEAR ENDED DECEMBER 31, 2017 (RESTATED)

	Carteret	Hamlet	Shelby	Aledo	Danby	Combined

REVENUE
Assisted living revenue, net of contractual allowances	$1,628,200	$1,408,351	$1,495,350	$2,373,358	$2,854,359	$9,759,618
Other income	7,158	4,535	4,781	19,951	5,729	42,154
Total Revenue	1,635,358	1,412,886	1,500,131	2,393,309	2,860,088	9,801,772

OPERATING EXPENSES
Salaries	535,839	410,299	614,350	593,022	1,069,690	3,223,200
Payroll taxes	52,563	40,704	59,407	50,862	104,825	308,361
Employee benefits	14,055	17,480	30,335	117,326	95,749	274,945
Food costs	108,513	115,899	98,903	120,116	148,224	591,655
Utilities	114,470	78,511	95,680	131,002	136,693	556,356
Supplies	30,270	25,441	31,359	42,707	44,158	173,935
Repairs and maintenance	36,567	23,851	27,599	47,403	22,621	158,041
Insurance	48,372	26,170	41,243	36,859	46,603	199,247
Property taxes	45,147	38,348	23,474	157,801	73,342	338,112
Professional/consulting fees	64,397	85,249	112,797	35,794	97,184	395,421
General and administrative expenses	45,878	29,775	49,859	148,273	63,371	337,156
Bad debt expense	16,347	14,129	48,767	23,930	281,908	385,081
Advertising and marketing	7,325	3,141	4,187	16,645	3,925	35,223
Travel and entertainment	5,180	6,254	3,216	7,091	1,953	23,694
Management service fee	82,186	75,468	74,892	119,111	144,434	496,091
Total Operating Expenses	1,207,109	990,719	1,316,068	1,647,942	2,334,680	7,496,518

CAPITAL RELATED EXPENSES
Depreciation and amortization	44,470	20,036	48,566	13,963	21,873	148,908
Rent	434,675	657,965	455,511	764,518	1,061,078	3,373,747
Total Capital Related Expenses	479,145	678,001	504,077	778,481	1,082,951	3,522,655

NET LOSS	(50,896)	(255,834)	(320,014)	(33,114)	(557,543)	(1,217,401)

MEMBER'S EQUITY, beginning of year	477,807	(248,742)	652,764	704,749	817,898	2,404,476
Prior period adjustment	(137,443)	(208,045)	(144,030)	(342,630)	(192,033)	(1,024,181)
MEMBER'S EQUITY, beginning of year (restated)	340,364	(456,787)	508,734	362,119	625,865	1,380,295

Distributions to member	-	-	-	(105,135)	-	(105,135)

MEMBER'S EQUITY (DEFICIT), end of year	$289,468	$(712,621)	$188,720	$223,870	$68,322	$57,759

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